Exhibit 4.1

DESCRIPTION OF CAPITAL STOCK

The following descriptions are summaries of the material terms of our capital stock based on the applicable provisions of Delaware law and our amended and restated certificate of incorporation and our amended and restated bylaws currently in effect. The summaries and descriptions below do not purport to be complete statements of the relevant provisions of the applicable provisions of Delaware law or of our amended and restated certificate of incorporation or our amended and restated bylaws. The summary is qualified in its entirety by reference to our amended and restated certificate of incorporation and our amended and restated bylaws, which we recommend that you read (along with the applicable provisions of Delaware law) for additional information on our capital stock.

General

Loyalty Ventures Inc.’s (the “Company,” “us,” “we” or “our”) Amended and Restated Certificate of Incorporation (“charter”) is filed as Exhibit 3.1 to this Annual Report on Form 10-K and incorporated herein by reference. Our Amended and Restated Bylaws (“bylaws”) is filed as Exhibit 3.2 to this Annual Report on Form 10-K and incorporated herein by reference.

Authorized Capital Stock

Our charter currently authorizes issuance of 200.0 million shares of common stock, $0.01 par value per share, and 20.0 million shares of preferred stock, $0.01 par value per share.

Undesignated Preferred Stock

Our board of directors may authorize the issuance of one or more series of preferred stock and establish, among other things, the rights, preferences and privileges of any such series of preferred stock from time to time without stockholder approval. The rights, preferences and privileges of the holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that our board of directors may authorize and issue in the future.

Common Stock

The voting, dividend and liquidation rights of holders of our common stock are subject to and qualified by the rights of the holders of any series of preferred stock.

Voting rights.The holders of common stock will be entitled to one vote per share on all matters to be voted on by stockholders. Generally, all matters to be voted on by stockholders must be approved by a majority of the votes entitled to be cast by the holders of common stock present in person or represented by proxy, voting together as a single class, subject to any voting rights granted to holders of any outstanding preferred stock. Directors will be elected by the vote of a plurality of the shares represented in person or by proxy and entitled to vote on the election of directors. The holders of common stock may not cumulate their votes.

Election and removal of directors.The size of our board of directors may be fixed exclusively by one or more resolutions adopted from time to time solely by the affirmative vote of a majority of the board of directors. Each director shall be elected by the vote of a plurality of the shares represented in person or by proxy at any meeting and entitled to vote in the election of directors generally. Until the declassification of our board of directors, no director will be removable by the stockholders except for cause, and directors may be removed for cause only by an affirmative vote of the majority of the total voting power of outstanding securities generally entitled to vote in the election of directors. Any vacancy occurring on the board of directors and any newly created directorship may be filled only by a majority of the remaining directors in office (although less than a quorum) or by the sole remaining director.

Amendment of Certificate of Incorporation.Until the completion of our annual meeting in 2028, the affirmative vote of holders of at least 66 2/3% of the voting power of our outstanding shares of stock will generally be required to amend the provisions of our certificate of incorporation. Following the completion of our annual meeting in 2028, the affirmative vote of holders of at least a majority of the voting power of our outstanding shares of stock will generally be required to amend the provisions of our certificate of incorporation.

Dividends.Subject to the preferences that may be applicable to any outstanding preferred stock, the holders of common stock will be entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for that purpose and the restrictions contained in any agreements to which the Company is a party.

Rights upon liquidation.In the event of a liquidation, dissolution or winding up of our company, whether voluntary or involuntary, the holders of common stock will be entitled to share ratably in all assets remaining after payment of, or provisions for, liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding.

Other rights.Holders of our common stock have no preemptive or conversion rights, other subscription rights. There are no redemption or sinking fund provisions applicable to our common stock.

Consents in Lieu of Meetings.Holders of our common stock are not able to act by written consent without a stockholder meeting.

Special Meetings.Until the completion of our annual meeting in 2028, special meetings of our stockholders may be called only by the chair of the board of directors or by the board of directors acting pursuant to a resolution adopted by the majority of the board of directors. Following the completion of our annual meeting in 2028, special meetings of our stockholders may be called by one or more stockholders who own, in the aggregate, not less than 20% of the outstanding shares of our common stock, subject to certain procedures specified by our bylaws in effect at such time.

Advance Notifications for Stockholder Nominations and Proposals.Stockholders of record may nominate persons for election to our board of directors or bring other business constituting a proper matter for stockholder action by providing proper notice to our secretary. Proper notice must generally be received not later than the close of business on the 120th day nor earlier than the open of business on the 150th day prior to the first anniversary date of the annual meeting for the preceding year (or, in the event such period has expired prior to first public announcement of the meeting, the tenth day following announcement of the meeting) and must include, among other information, the name and address of the stockholder giving the notice, information about the stockholder’s ownership of securities in the company, certain information relating to each person whom such stockholder proposes to nominate for election as a director and a brief description of any business such stockholder proposes to bring before the meeting and the reason for bringing such proposal.

Amendment of bylaws

Until the completion of our annual meeting in 2028, our bylaws will generally be subject to alteration, amendment or repeal, and new bylaws may be adopted, with either (1) the affirmative vote of a majority of the whole board of directors; or (2) the affirmative vote of holders of 66 2/3% of the total voting power of our outstanding securities generally entitled to vote in the election of directors, voting together as a single class.

Following the completion of our annual meeting in 2028, the affirmative vote of holders of at least a majority of the voting power of our outstanding shares of stock will generally be required to amend the provisions of our bylaws.

Limitation of liability of directors and officers

Our charter provides that no director will be personally liable to us or our stockholders for monetary damages for breach of any duty as a director, except for (1) any act or omission that the director at the time of such breach knew or believed was clearly in conflict with our best interest; (2) the authorization of unlawful distributions as provided in Section 174 of Delaware General Corporation Law (“DGCL”); and (3) any transaction from which the director derived an improper personal benefit. As a result, neither we nor our stockholders have the right, including through stockholders’ derivative suits on our behalf, to recover monetary damages against a director for breach of any duty as a director, including breaches resulting from grossly negligent behavior, except in the situations described above.

Our charter provides that, to the fullest extent permitted by Delaware law, we will indemnify any of our officers and directors in connection with any threatened, pending or completed action, suit or proceeding to which such person is, or is threatened to be made, a party, whether civil, criminal, administrative or investigative, arising out of the fact that the person is or was our director or officer, or served any other enterprise at our request as a director or officer.

We will reimburse the expenses, including attorneys’ fees, incurred by a person indemnified by this provision in connection with any proceeding, including in advance of its final disposition, to the fullest extent permitted by Delaware law. Amending this provision will not reduce our indemnification obligations relating to actions taken before an amendment.

We expect to maintain insurance for our officers and directors against certain liabilities, including liabilities under the Securities Act of 1933 (the “Securities Act”), under insurance policies, the premiums of which will be paid by us. The effect of these will be to indemnify any of our officers or directors against expenses, judgments, attorneys’ fees and other amounts paid in settlements incurred by an officer or director arising from claims against such persons for conduct in their capacities as our officers or directors.

The limitation of liability and indemnification provisions in our charter may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. These provisions may also have the effect of reducing the likelihood of derivative litigation against our directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, the indemnification provisions may adversely affect your investment to the extent that, in a class action or direct suit, we are required to pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Forum selection

Pursuant to our charter, unless we consent in writing to the selection of an alternative forum, a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal court for the District of Delaware) shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a claim for or based on a breach of a fiduciary duty owed by any of our director or officer or other employee or agent to us or to our stockholders, including a claim alleging the aiding and abetting of such a breach of fiduciary duty; (iii) any action asserting a claim against us or any of our director or officer or other employee or agent arising pursuant to any provision of the DGCL or our charter or bylaws; (iv) any action asserting a claim related to or involving us that is governed by the internal affairs doctrine; or (v) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL.

For claims brought under the Securities Act, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all claims brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder and our charter will provide that the federal district courts of the United States of America will, to the fullest extent permitted by law, be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act (the “Federal Forum Provision”). Application of our Federal Forum Provision means that suits brought by our stockholders to enforce any duty or liability created by the Securities Act must be brought in federal court and cannot be brought in state court.

Anti-takeover effects of some provisions of our charter, bylaws and Delaware General Corporation Law

Some of the provisions of our charter and bylaws could make acquisition of control of us by means of a proxy contest or otherwise, or removal of our incumbent officers and directors, more difficult.

These provisions, including our ability to issue preferred stock and the classification of our board of directors, are designed to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection will give us the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us, and that the benefits of this increased protection will outweigh the disadvantages of discouraging those proposals, because negotiation of those proposals could result in an improvement of their terms.

Classification of board of directors.Our board of directors is classified and divided into three classes, each of roughly equal size. The directors designated as Class I Directors have terms initially expiring at the annual meeting of stockholders in 2022; the directors designated as Class II Directors have terms initially expiring at the annual meeting of stockholders in 2023; and the directors designated as Class III Directors have terms initially expiring at the annual meeting of stockholders in 2024. After the expiration of the initial terms for each of the Class I, Class II and Class III Directors, directors will be elected for a three-year term. Pursuant to the terms of the IRS private letter ruling with respect to our spinoff from Alliance Data Systems Corporation, Roger Ballou serves as the chair of our board for a single three-year term, after which he will not seek re-election. The classification of our board of directors could have the effect of increasing the length of time necessary to change the composition of a majority of the board of directors. In general, at least two annual meetings of stockholders will be necessary for stockholders to effect a change in a majority of the members of the board of directors. Our board will transition to an annually elected board through a phase-out that will begin with the annual meeting in 2029.

Business combinations with interested stockholders.In general, Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with a person or group owning 15% or more of the corporation’s voting stock for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. We have expressly elected not to be governed by the “business combination” provisions of Section 203 of the DGCL until such time as Alliance Data Systems Corporation no longer beneficially owns 5% or more of the outstanding shares of our common stock, at which time we will automatically become subject to Section 203 of the DGCL. However, our charter contains similar provisions providing that we may not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the stockholder became an interested stockholder, unless (i) the business combination or the transaction which resulted in the stockholder becoming an interested stockholder was approved by the board of directors; (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our outstanding shares entitled to vote generally in the election of directors at the time the transaction commenced; or (iii) on or after such time, the business combination is approved by the board of directors and authorized at a meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding shares entitled to vote generally in the election of directors that are not owned by the interested stockholder. Our charter provides that Alliance Data Systems Corporation and its affiliates and any of their respective direct or indirect transferees and any group as to which such persons are a party do not constitute “interested stockholders” for purposes of this provision.